Exhibit 107

Calculation of Filing Fee Tables
Post-Effective Amendment to Form S-3ASR
(Form Type)
eHealth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1), (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other(3)	154,122	$13.49(3)	$2,079,105.78	$92.70 per $1,000,000	$192.73
Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	Other	2,865,238	$61.46	$176,097,527.00	$109.10 per $1,000,000	$19,212.24
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$178,176,632.78		$19,404.97 (4)
	Total Fees Previously Paid							$19,212.24 (4)
	Total Fee Offsets							$—
	Net Fee Due							$192.73 (4)

(1)     Estimated solely for the purpose of calculating the registration fee. The number of shares of our common stock, par value $0.001 per share, being registered hereby is a reasonable good-faith estimate of the maximum number of shares of our common stock that the registrant believes may be issuable upon conversion of the shares of our Series A Preferred Stock, par value $0.001 per share, that are currently held by the selling stockholder named in the registration statement, pursuant to the Certificate of Designations of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on April 30, 2021 (the “Certificate of Designations”), as described in the registration statement. Each holder of the Series A Preferred Stock (each, a “Holder”) has the right, at such Holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series A Preferred Stock at any time into the number of shares of our common stock equal to: (A) the sum of the Accrued Value and the Accrued PIK Dividends (each as defined in the Certificate of Designations) with respect to such share of Series A Preferred Stock as of the applicable conversion date divided by (B) the Conversion Price (as defined in the Certificate of Designations) as of the applicable conversion date, subject to certain caps on the number of shares of common stock issuable upon conversion of the Series A Preferred Stock prior to March 20, 2024 in the event that the Market Value (as defined in the Certificate of Designations) exceeds certain specified amounts in certain situations as further described in the Certificate of Designations. As of February 28, 2022, the Conversion Price was equal to $79.5861.
(2)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on February 23, 2022.
(4)     The $178,176,632.78 of shares of common stock registered pursuant to this registration statement includes $176,097,527 of shares of common stock (the “Unsold Shares”) registered pursuant to the Registration Statement on Form S-3ASR (File No. 333-257571), which became automatically effective upon filing on June 30, 2021. Pursuant to Rule 415(a)(6) under the Securities Act, $19,212.24 of the filing fees previously paid in connection with the Unsold Shares will continue to be applied to the Unsold Shares.